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                                                                       EXHIBIT 8

                      [LETTERHEAD OF SULLIVAN & CROMWELL]


                                                            March 12, 1997


Dillon, Read & Co. Inc.,
 535 Madison Avenue,
   New York, New York  10022.


Ladies and Gentlemen:

     We have acted as special tax counsel to Riggs National Corporation, a Delaware corporation (the "Corporation"), with regard to certain Federal income tax matters relating to the purchase, ownership and disposition of 200,000
8 7/8% Trust Preferred Securities, Series C (the "Securities") issued by Riggs Capital II, a Delaware statutory business trust.

     We hereby confirm to you that, in our opinion, based on the facts set out in the Offering Memorandum dated March 7, 1997 (the "Offering Memorandum") and in consideration of such other matters of fact and law as we have considered appropriate, the principal tax consequences resulting from the purchase, ownership and disposition of
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Dillon, Read & co. Inc.                                                     -2-

the Securities are described in the Offering Memorandum under the caption "Certain United States Federal Income Tax Consequences".

     We hereby consent to the reference to this firm in the Offering Memorandum under the caption "Certain United States Federal Income Tax Consequences".

                                                         Very truly yours,


                                                         SULLIVAN & CROMWELL